Exhibit 14.1

Cohen Fund Audit Services, Ltd.

800 Westpoint Pkwy, Suite 1100

Westlake, OH 44144-1524

440.835.8500

440.835.10963 fax

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm and the incorporation by reference in the Prospectus and Statement of Additional Information constituting part of Government Cash Series’, a series of Cash Trust Series, Inc. Registration Statement on Form N-14, of our report dated October 15, 2009, relating to the financial statements and financial highlights of Hilliard-Lyons Government Fund, Inc., which appear in the August 31, 2009 Annual Report to Shareholders.

/s/ Cohen Fund Audit Service

Cohen Fund Audit Service, Ltd,.

Westlake, Ohio

April 15, 2010